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                                                                      EXHIBIT 12


Ratio of Earnings to Fixed Charges Computation
(in thousands except ratio of earnings to fixed charges)

                                                               -------------------------------------------------------------
                                                                  2003         2002         2001         2000         1999
                                                               ---------    ---------    ---------    ---------    ---------
Net income (loss):

Net income (loss) before income taxes and
  minority interest (a)                                        $  (4,298)   $  10,739    $ 156,977    $  94,662    $ (79,162)

Portion of rents representative of interest expense (a)            5,914        3,006        6,104        5,107        4,600
Interest on indebtedness, including amortization of
  deferred loan costs (a)                                        133,227      140,863      125,394      111,112       74,914
Amortization of capitalized interest                               3,691        3,613        3,090        2,962        1,778
Minority interest in pre-tax income of subsidiaries
  that have not incurred fixed charges                            (2,775)      (2,132)      (2,014)        (955)      (3,976)
                                                               ---------    ---------    ---------    ---------    ---------
Net income (loss) as adjusted                                  $ 135,759    $ 156,089    $ 289,551    $ 212,888    $  (1,846)
                                                               =========    =========    =========    =========    =========
Fixed Charges:

Portion of rents representative of the interest
  factor (a)                                                   $   5,914    $   3,006    $   6,104    $   5,107    $   4,600
Interest on indebtedness, including amortization of
  deferred loan costs (a)                                        133,227      140,863      125,394      111,112       74,914
Capitalized interest                                               1,207        1,900       19,032       11,200       33,210
                                                               ---------    ---------    ---------    ---------    ---------
Total fixed charges                                            $ 140,348    $ 145,769    $ 150,530    $ 127,419    $ 112,724
                                                               =========    =========    =========    =========    =========
Ratio of earnings to fixed charges                                  1.0x         1.1x         1.9x         1.7x          (b)
                                                               =========    =========    =========    =========    =========

(a) Results previously reported for years ended December 31, 2002, 2001, 2000 and 1999, have been restated to reflect the retroactive adoption of FIN No. 46R, "Consolidation of Variable Interest Entities".

(b) Due to the Company's loss in 1999, the ratio coverage was less than 1:1. The Company must generate additional earnings of $114,570 to achieve a coverage of 1:1.